Exhibit 10.3

NONQUALIFIED DEFERRED COMPENSATION PLAN
FOR THE
BOARD OF DIRECTORS
OF THE
FEDERAL HOME LOAN BANK OF DALLAS

The Nonqualified Deferred Compensation Plan (the “Plan”) for the Board of Directors of the Federal Home Loan Bank of Dallas (the “Bank”) is hereby amended effective July 24, 2004. This document shall serve as the revised Plan Document and Adoption Agreement for Plan Years occurring on or after January 1, 1995.

ARTICLE I

Definitions

     1.01 Administrative Committee shall mean the committee appointed pursuant to Article VI of the Plan.

     1.02 Adoption Agreement shall mean the initial written agreement between a Participant and the Bank, whereby a Participant agrees to defer a portion of his or her Director’s Fees pursuant to the provisions of the Plan, and the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

     1.03 Beneficiary shall mean any person, persons, or entities designated by a Participant to receive benefits hereunder upon the death of such Participant.

     1.04 Benefit Account shall mean the account maintained on the books of the Bank for each Participant pursuant to Article IV hereof.

     1.05 Deferral Period shall mean the period of time during which the Director’s Fees are being deferred pursuant to the Participant’s Adoption Agreement.

     1.06 Determination Date shall mean the last day of the Plan Year.

     1.07 Director shall mean the person elected or appointed as a Director of the Bank pursuant to the Federal Home Loan Bank Act, as amended, although the oath of office has not been administered.

     1.08 Director’s Fee shall mean the total amount of all compensation payments made by the Bank to a Director for services rendered by a Director in fulfilling his or her responsibilities associated with serving as a member of the Bank’s Board of Directors. Director’s Fees shall not include expense reimbursements, or any deferred compensation payments under this Plan. The deferred compensation payments are compensation for all other purposes as per the regulations promulgated by the Internal Revenue Service under its applicable code sections.

     1.09 Hardship shall mean an unforeseen financial emergency suffered by a Participant. The financial emergency must be beyond the Participant’s control and must be of sufficient magnitude to cause the Participant hardship if early withdrawal of the Participant’s benefits were not allowed, or if a change in the Participant’s stated deferral was not allowed. Any early withdrawal by reason of Hardship shall be limited to the amount necessary to meet the stated financial emergency.

     1.10 Interest Yield shall mean the interest rate equivalent to the FUND B interest rate of the Financial Institutions Thrift Plan. This interest rate shall be determined quarterly and is to be equal to the average Fund B interest rate calculated by the Financial Institutions Thrift Plan for the three preceding calendar months. (For example, the Interest Yield for the first quarter of a given year shall be equal to the average Fund B interest rate for January, February, and March of that year.)

     1.11 Participant shall mean a duly elected or appointed Director of the Bank who has enrolled in the Plan by completing an Adoption Agreement.

     1.12 Plan Entry Date shall mean January 1 of each Plan Year.

     1.13 Plan Year shall mean the twelve-month period on which the plan records are kept, which shall begin on January 1 of one year and end on December 31 of the same year.

     1.14 Stated Deferral shall mean the amount of the Director’s Fee the Participant agrees to defer in the Adoption Agreement, and on subsequent annual Plan election forms.

ARTICLE II

Eligibility and Participation

     2.01 Participation. Participation in this Plan is limited to those Directors elected or appointed as a Director of the Bank pursuant to the Federal Home Loan Bank Act, as amended, although the oath of office has not been administered.

     2.02 Enrollment Requirements. A Director shall enroll as a Participant in the Plan by (a) entering into an Adoption Agreement with the Bank, which shall specify the distribution of benefits under this Plan for such Director, and (b) by completing such other forms and furnishing such other documents as the Bank may require.

     2.03 Enrollment Time Period. The Adoption Agreement must be executed within thirty (30) days before the Plan Entry Date of the Plan Year in which the Agreement is to be effective.

     2.04 Failure of Eligibility. A Participant shall cease to be a Participant at such time as his or her term of office on the Board of Directors has expired.

ARTICLE III

Participant Compensation Deferral

     3.01 Initial Deferral. Any Director not currently participating in the Plan shall, within thirty (30) days before the Plan Entry Date of the Plan Year in which the Agreement is to be effective, execute an Adoption Agreement and elect to defer all or a portion of his or her Director’s Fees earned and payable commencing with the first month in which the election becomes effective.

     3.02 Subsequent Deferrals. Subsequent to the initial deferral provided for in Section 3.01 above, any election to continue to defer, revise, or terminate the deferral of Director’s Fees hereunder shall be made no later than January 1 of each Plan Year. Should the Participant terminate the deferral, the Benefit Account cannot be distributed until such time as requested and stated in the Adoption Agreement, or on the most recent annual deferral election form.

     3.03 Procedure for Deferral. The Director shall make the election provided for in Section 3.01 and Section 3.02 above by executing the Adoption Agreement in the form provided by the Bank. The Adoption Agreement shall set forth the Director’s Stated Deferral. After the initial Stated Deferral, the election to continue, revise, or terminate the deferral shall be made on a separate document provided by the Bank for that purpose. The amount deferred shall be subtracted from the compensation otherwise payable to the Participant during the year of the deferral, less any applicable state or federal taxes required to be withheld.

     3.04 Stated Deferral. The Stated Deferral shall mean a voluntary Participant deferral, less any applicable state or federal taxes required to be withheld, into an interest bearing account established on the books of the Bank.

     3.05 Election to Defer Irrevocable; Exceptions. Except as otherwise provided herein, a Participant’s election to defer Director’s Fees shall be irrevocable except for changes allowed at Plan Entry Date. The Administrative Committee, in its sole discretion, upon demonstration of substantial Hardship by the Participant, may permit subsequent alteration of a Participant’s deferral election. A request to alter the amount of Compensation deferred shall be submitted by a Participant in writing to the Administrative Committee and shall set forth in detail the reasons for the requested reduction.

ARTICLE IV

Participant Benefit Account and Vesting

     4.01 Benefit Account. The Bank shall establish a Benefit Account on its books for each Participant, and shall credit to each Participant’s Benefit Account the following amounts at the times specified:

(a) The amount of Director’s Fees that the Participant has previously deferred or elects to defer pursuant to Section 3.01 of the Plan, credited as of the date the Participant would otherwise have received the fee compensation. The Bank shall deduct any amounts it is required to withhold under state, federal or local law for taxes or other charges from the Participant’s Director’s Fees.

(b) As of the last day of each calendar quarter, an amount equal to the earnings attributable to the Participant’s Benefit Account. For the period of August 1, 2004 through December 31, 2004 the earnings will be an amount equal to the greater of: (1) the product of the Benefit Account balance as of that date multiplied by the Interest Yield for that quarter, with interest credited for the actual days the funds were in the Benefit Account during the quarter or (2) the earnings attributable to the investment performance of assets contributed to a grantor trust as defined in Section 671 of the Code (the “Trust”) established by the Bank on behalf of the Plan with such earnings allocated to each Benefit Account based upon the ratio each Participant’s Benefit Account balance bears to the total balances of all Benefit Accounts held by the Trust that is attributable to this Plan. For the period subsequent to January 1, 2005, Benefit Account earnings will be determined based upon the investment elections made by the Participant described in more detail below. The Participant must make a one-time irrevocable election to have earnings on the portion of his or her Benefit Account attributable to deferrals prior to January 1, 2005 calculated based upon either (i) the Interest Yield or (ii) the investment return attributable to the deemed investments selected by the Participant based upon the benchmark funds provided by the Bank. Once an investment election is made by the Participant, the Participant cannot change his or her election between such investment alternatives. Prior to the commencement of each year (beginning January 1, 2005) for which deferrals of Director’s Fees will be made, the Participant will make an election to have the earnings on all future deferrals calculated based upon the investment return attributable to the deemed investments selected by the Participant based upon the benchmark funds provided by the Bank.

(c) The Bank shall deduct any amounts it is required to withhold under state, federal or local law or regulations for taxes or other charges from the Participant’s deferred Director’s Fees, or earnings thereon.

A Participant’s Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Benefit Account shall not constitute or be treated as a trust fund of any kind. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Provided, the Bank may establish and/or continue a grantor trust as defined in Section 671 of the Code to provide a source of funding for amounts deferred under the Plan.

       4.02 Determination of Account. Each Participant’s Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Benefit Account as of the immediately preceding Determination Date, plus the amounts required to be credited to such account by the Bank pursuant to Section 4.01.

       4.03 Statement of Account. The Bank shall provide each Participant, within 120 days after the close of the Plan Year, a statement in such form as the Bank deems appropriate setting forth the balance to the credit of such Participant in his or her Benefit Account as of the last day of the preceding Plan Year.

       4.04 Vesting of Benefit Account. All Director’s Fees deferred by a Participant and the interest credited to the Benefit Account shall be one hundred percent (100%) vested at all times.

ARTICLE V

Payment of Benefits

     5.01 Distribution of Benefit Account to Participant. At the end of the deferral period, the distribution of deferred amounts and accrued interest in the Benefit Account shall be made payable to the Participant in either a lump sum cash payment, or in the form of annual installments for a period of from two (2) to twenty (20) years commencing on the date so designated in the Adoption Agreement, or the most recent annual election form.

     5.02 Recipients of Payments: Designation of Beneficiary. All payments to be made under this Plan by the Bank shall be made to the Participant, if living. In the event of a Participant’s death prior to receipt of all benefit payments, all subsequent payments to be made under the Plan shall be to the Beneficiary or Beneficiaries of the Participant. Each Participant shall file with the Bank a designation of Primary Beneficiary and Secondary Beneficiary to whom the Participant’s interest under the Plan shall be paid in the event of death. The initial designation of Beneficiary shall be made in the Participant’s Adoption Agreement. Such designation may be changed by the Participant at any time without the consent of any previously designated Beneficiary. In the absence of an effective Beneficiary designation as to any portion of a Participant’s interest under the Plan, such amount shall be paid to the Participant’s personal representative, but if the Bank believes none has been appointed within six months after the Participant’s death, the Bank may direct that such amount shall not be paid until a personal representative has been appointed or may direct that such amount be paid to the Participant’s surviving spouse, or if there is none, to the Participant’s surviving children and issue of deceased children by right of representation, or there be none, the Participant’s surviving parents and if none, according to the laws of descent and distribution of the State of Texas. In the event a benefit is payable to a minor or person declared incompetent or a person incapable of handling the disposition of his property, the Administrative Committee may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent or person. The Administrative Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

     5.03 Hardship Distribution. The Administrative Committee may, in its sole discretion, upon finding that the Participant has suffered or is suffering a Hardship, distribute to such Participant all or a portion of his or her compensation deferred under the Plan. Distributions pursuant to Hardship shall include interest based upon the Interest Yield as described in Section 1.10.

     5.04 Bank Obligations and Source of Payments. All benefits payable under this Plan shall be paid as they become due and payable by the Bank out of its general assets. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Participants or create any fiduciary relationship between the Bank and the Participants or their Beneficiaries. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Bank.

ARTICLE VI

Administration

     6.01 Administrative Committee. The Plan shall be administered by the same Administrative Committee appointed by the Board of Directors to administer the Bank’s Employee Deferred Compensation Plan. This administration shall be in accordance with this Plan’s terms and purposes. Interpretation by the Administrative Committee shall be final and binding upon a Participant. The Administrative Committee shall be responsible for administration of the Plan in accordance with the terms and provisions herein.

     6.02 Claims Procedure.

          (a) All claims shall be filed in writing by the Participant, his or her beneficiary or authorized representative of the claimant, by completing such procedures as the Administrative Committee shall require. Such procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information.

          (b) If a claim is denied, notice of denial shall be furnished by the Administrative Committee to the claimant within ninety (90) days after receipt of the claim by the Administrative Committee, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the Participant or Beneficiary and the extension shall not exceed ninety (90) days.

          (c) The Administrative Committee shall provide adequate notice, in writing, to any claimant whose claim has been denied, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions, a description of any additional material or information necessary for the claimant to perfect his or her claim and any explanation of why such material or information is necessary, all written in a manner calculated to be understood by the claimant. Such notice shall include appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review. The claimant or the claimant’s authorized representative must request such review within the reasonable period of time prescribed by the Administrative Committee. In no event shall such period of time be less than sixty (60) days. A decision on review shall be made not later than sixty (60) days after the Bank’s receipt of the request for review. If special circumstances require further extension of time for processing, a decision shall be rendered not later than one hundred twenty (120) days following the Bank’s receipt of the request for review. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be furnished to the claimant. Such decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VII

Miscellaneous

     7.01 Amendment and Termination. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit being paid to a Participant or a Participant’s Beneficiary as a result of the death of such Participant prior to such amendment or termination. Furthermore, in the event the Plan is terminated by the Board of Directors, the Bank shall distribute to the Participant or a Participant’s Beneficiary, in the form of a lump sum payment within ninety (90) days from the date of the Board resolution to terminate the Plan, the Participant’s then total account balance from all sources, interest on such amounts calculated at the Interest Yield and accrued through the calendar day immediately preceding the date of the lump sum distribution. After such payment, any and all obligations of the Bank under the Plan shall be considered satisfied, and the Bank shall have no further obligations under the Plan to Participants or their Beneficiaries. Such notice of termination or Plan amendment shall be provided in writing to all Directors participating in the Plan.

     7.02 Assignment of Benefits. The Board of Directors of the Bank may, at any time, amend or terminate the Plan, provided that the Board may not reduce or modify any benefit being paid to a Participant or a Participant’s Beneficiary as a result of the death of such Participant prior to such amendment or termination. Furthermore, in the event the Plan is terminated by the Board of Directors, the Bank shall distribute to the Participant or a Participant’s Beneficiary, in the form of a lump sum payment within ninety (90) days from the date of the Board resolution to terminate the Plan, the Participant’s then total Benefit Account balance. After such payment, any and all obligations of the Bank under the Plan shall be considered satisfied, and the Bank shall have no further obligations under the Plan to Participants or their Beneficiaries. Such notice of termination or Plan amendment shall be provided in writing to all Participants.

     7.03 Disposition of Unclaimed Payments. Each Participant must file with the Bank from time to time in writing his or her post office address and each change of post office address. The communication, statement, or notice addressed to a Participant at the last post office address filed with the Bank, or if no address is filed with the Bank, then at the last post office address as shown on the Bank’s records, will be binding upon Participant and his or her Beneficiaries for all purposes of the Plan.

     7.04 Taxes. The Bank shall deduct from all payments made hereunder all applicable federal and state taxes required by law to be withheld from such payments.

     7.05 GOVERNING LAW. THIS PLAN IS INTENDED TO CONSTITUTE AN UNFUNDED PLAN FOR THE BOARD OF DIRECTORS AND RIGHTS THEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     7.06 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Bank regarding this Plan shall be made in writing and in such form as the Bank or Board of Directors shall prescribe. Such communication shall be effective upon mailing, if sent by first class letter, postage pre-paid, and addressed to the Bank’s offices as follows:

Attention: Directors Nonqualified Deferred Compensation Plan
Federal Home Loan Bank of Dallas
8500 Freeport Parkway South, Suite 600
Irving, Texas 75063-2547

     7.07 Severability. The invalidity of any portion of this Plan shall not invalidate the remainder thereof, and said remainder shall continue in full force and effect.

     7.08 Binding Agreement. The provisions of this Plan shall be binding upon the Participants and the Bank and their respective successors, assigns, heirs, executors, and beneficiaries.

     This Nonqualified Deferred Compensation Plan for the Board of Directors reflects the governing provisions of the Plan effective July 24, 2004 and incorporates all revisions and amendments for the period January 1, 1995 through July 24, 2004.

Bank:

FEDERAL HOME LOAN BANK OF DALLAS

By:	/s/ Timothy J. Heup

Corporate Officer

ATTEST:

/s/ Karen A. Krug

Corporate Secretary